SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 SCHEDULE 13D/A
                               (AMENDMENT NO. 16)


                                 (RULE 13D-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULES 13d-1(a) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(a)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          PENWEST PHARMACEUTICALS CO.
--------------------------------------------------------------------------------

                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.001

--------------------------------------------------------------------------------

                         (TITLE OF CLASS OF SECURITIES)

                                   709754105
--------------------------------------------------------------------------------

                                 (CUSIP NUMBER)

        JOSEPH EDELMAN, 499 PARK AVENUE, 25TH FLOOR, NEW YORK, NY 10022,
                                 (646) 205-5300

--------------------------------------------------------------------------------

          (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                       RECEIVE NOTICE AND COMMUNICATIONS)

                               SEPTEMBER 20, 2010
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

CUSIP No. 709754105
                                                       13D/A                           Page 2 of 5 Pages
--------- ----------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          PERCEPTIVE ADVISORS LLC
--------- ----------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A GROUP*                                           (a)[X]
                                                                                          (b)
--------- ----------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------
4.        SOURCES OF FUNDS

          OO (Funds from Investment Advisory Clients).

--------- ----------------------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

--------- ----------------------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
------------------- ---- -------------------------------------------------------------------------------
    NUMBER OF
      SHARES             7. SOLE VOTING POWER
                    ---- -------------------------------------------------------------------------------
   BENEFICIALLY
     OWNED BY            8. SHARED VOTING POWER                          0
                    ---- -------------------------------------------------------------------------------
       EACH
    REPORTING            9. SOLE DISPOSITIVE POWER
                    ---- -------------------------------------------------------------------------------
   PERSON WITH
                         10. SHARED DISPOSITIVE POWER                    0
                    ---- -------------------------------------------------------------------------------
--------- ----------------------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
--------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
--------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
--------- ----------------------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IA
--------- ----------------------------------------------------------------------------------------------

                                                       13D/A                           Page 3 of 5 Pages

CUSIP No. 709754105
--------- ----------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JOSEPH EDELMAN
--------- ----------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A GROUP*                                           (a)[X]
                                                                                          (b)
--------- ----------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------
4.        SOURCES OF FUNDS

          OO
--------- ----------------------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

--------- ----------------------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA
--------- ----------------------------------------------------------------------------------------------
------------------- ---- -------------------------------------------------------------------------------
    NUMBER OF
      SHARES             7. SOLE VOTING POWER              0
                    ---- -------------------------------------------------------------------------------
   BENEFICIALLY
     OWNED BY            8. SHARED VOTING POWER            0
                    ---- -------------------------------------------------------------------------------
       EACH
    REPORTING            9. SOLE DISPOSITIVE POWER         0
                    ---- -------------------------------------------------------------------------------
   PERSON WITH
                         10. SHARED DISPOSITIVE POWER      0
                    ---- -------------------------------------------------------------------------------
--------- ----------------------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
--------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
--------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
--------- ----------------------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------------------------------

                                         13D/A                 Page 4 of 5 Pages

CUSIP No. 709754105

     EXPLANATORY NOTE: This Amendment No. 16 relates to and amends the Statement of Beneficial Ownership on Schedule 13D of Perceptive Advisors LLC, a Delaware limited liability company (the "Investment Manager") and Joseph Edelman, the managing member of the Investment Manager (each, a Reporting Person and, collectively, the "Reporting Persons"), initially filed jointly by the Reporting Persons with the Securities and Exchange Commission on July 17, 2008 and amended on July 18, 2008, October 23, 2008, November 21, 2008, December 19, 2008,
January 12, 2009, March 3, 2009, March 12, 2009, March 30, 2009, April 28, 2009,
June 22, 2009, February 5, 2010, May 28, 2010, July 1, 2010, August 9, 2010 and
August 20, 2010 (as so amended, the "Statement"), with respect to the common stock, par value $0.001 (the "Common Stock") of Penwest Pharmaceuticals Co., a Washington corporation (the "Issuer").

     Items 4 and 5 of the Statement are hereby amended to the extent hereinafter expressly set forth. All capitalized terms used and not expressly defined herein have the respective meanings ascribed to such terms in the Statement.

ITEM 4. PURPOSE OF TRANSACTION

     Item 4 of the Statement is hereby amended to add the following:

      On September 20, 2010, the Merger Sub accepted the tender of all of the shares of Common Stock held by the Reporting Persons, pursuant to the terms of the Offer and the Merger was completed. The Reporting Persons received the consideration for such tender from Merger Sub on September 23, 2010 and September 24, 2010.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Statement is hereby amended and restated as follows:

Reference is made to Item 4 of the Statement.

     As of September 20, 2010 the Reporting Persons ceased to be the beneficial owner of any securities of the Issuer.

                                         13D/A                 Page 5 of 5 Pages

CUSIP No. 709754105


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        September 27, 2010
                        ------------------
                        Date

                        PERCEPTIVE ADVISORS LLC

                        /s/ Joseph Edelman
                        ------------------
                        Signature

                        Joseph Edelman/Managing Member
                        ------------------------------
                        Name/Title


                        September 27, 2010
                        ------------------
                        Date

                        /s/ Joseph Edelman
                        ------------------
                        Signature

                        Joseph Edelman
                        --------------
                        Name/Title



      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.